Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated April 23, 2007, accompanying the consolidated financial statements of i)Concho Resources Inc. and subsidiaries as of December 31, 2005 and 2006 and for the period from inception (April 21, 2004) through December 31, 2004 and for the years ended December 31, 2005 and 2006; ii)the combined statements of assets and liabilities of the Chase Group Properties as of December 31, 2004 and 2005, and the related combined statements of revenues and expenses, net investment, and cash flows for each of the three years in the period ended December 31, 2005; and iii)our report dated May 17, 2006 accompanying the statements of revenues and direct operating expense of Lowe Partners LP’s interests in certain oil and gas properties acquired by Concho Equity Holdings Corp. for the year ended December 31, 2003 and for the period from January 1, 2004 to November 30, 2004, contained in the Registration Statement and Prospectus of Concho Resources Inc. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.
/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
April 23, 2007